Exhibit 21.2

RECEIVED
SECRETARY OF STATE
IOWA
06 DEC 27 PM 2:30

ARTICLES OF ORGANIZATION
OF
AMAIZING ENERGY ATLANTIC, LLC
     Pursuant to Section 301 of the Iowa Limited Liability Company Act, the undersigned forms the limited liability company by adopting the following Articles of Organization for the limited liability company:
ARTICLE I
     The name of this limited liability company is Amaizing Energy Atlantic, LLC (the “Company”).
ARTICLE II
     The street address of the initial registered office of the Company in the State of Iowa is 666 Grand Ave., Suite 2000, Des Moines, IA 50309, and the name of its initial registered agent at such address is Catherine C. Cownie.
ARTICLE III
     The street address of the principal office of the Company in the State of Iowa is 2404 West Highway 30, Denison, Iowa 51442.
ARTICLE IV
     The duration of the Company shall be perpetual unless dissolved as provided in the operating agreement of the Company.
ARTICLE V
     The management of the Company shall be vested in its managers who shall be selected in the manner described in the operating agreement of the Company. The members of the Company are not agents of the Company for the purpose of its business or affairs or otherwise. No manager, member, agent, employee, or any other person shall have any power or authority to bind the Company in any way except as may be expressly authorized by the operating agreement of the Company or unless authorized to do so by the managers of the Company.
ARTICLE VI
     Section 6.1. A manager of this Company or a member with whom management of the limited liability company is vested shall not be personally liable to the Company or its members for monetary damages for any action taken, or any failure to take action, as a manager or a member with whom management of the limited liability company is vested, except for liability for any of the following: (i) the amount of a financial benefit received by a manager or member to which the manager or member is not entitled; (ii) an intentional infliction of harm on the limited liability company or its members; (iii) a violation of Iowa Code Section 490A.807; or (iv) an intentional violation of criminal law.
     Section 6.2. Each person who is or was a member or manager of the Company (and the heirs, executors, personal representatives, administrators, or successors of such person) who was or is made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a member or manager of the Company or is or was serving at the request of the Company as a member or manager, director, officer, partner, trustee, employee or agent of another limited liability company, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise (“Indemnitee”), shall be indemnified and held harmless by the Company to the fullest extent permitted by applicable law, as the same exists or may hereafter be amended. In addition to the indemnification conferred in this Article, the Indemnitee shall also be entitled to have paid directly by the Company the expenses reasonably incurred in defending any such proceeding against such Indemnitee in advance of its final disposition, to the fullest extent authorized by applicable law, as the same exists or may hereafter be amended. The right to indemnification conferred in this Section 6.2 shall be a contract right.
     Section 6.3. The Company may, by action of the manager(s), provide indemnification to such of the officers, employees and agents of the Company to such extent and to such effect as the manager(s) shall determine to be appropriate and authorized by applicable law.
     Section 6.4. The rights and authority conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the articles of organization or operating agreement of the Company, agreement, vote of members or disinterested manager(s), or otherwise.
     Section 6.5. Any repeal or amendment of this Article by the members of the Company shall not adversely affect any right or protection of a member, manager, or officer existing at the time of such repeal or amendment.
Dated December 27, 2006.

/s/ Catherine C. Cownie
Catherine C. Cownie, Organizer

FILED
IOWA
SECRETARY OF STATE
12-27-2006
2:30 pm
W511126
BARCODE

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